UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Ben Franklin Bank of Illinois	)	AA-CE-20 15-69
Arlington Heights, Illinois	)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC"), through his authorized representative, has supervisory authority over Ben Franklin Bank of Illinois, Arlington Heights, Illinois ("Bank").

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors ("Board "), executed a Stipulation and Consent to the Issuance of a Consent Order, dated December 19, 2012, that was accepted by the Comptroller and resulted in the issuance of OCC Order No. 2012-266 ("20 12 Consent Order").

WHEREAS, the Bank, by and through its Board, has executed a Stipulation and Consent to the Issuance of a Consent Order ("Stipulation and Consent") dated November 25th,

2015, that is accepted by the Comptroller through his duly authorized representative; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this new Consent Order ("Order") by the Comptroller, which will replace the 2012 Consent Order in its entirety.

NOW, THEREFORE,   pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U .S.C. § 1818, the Comptroller hereby orders that:

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ARTICLE I

CAPITAL PLAN AND HIGHER MINIMUMS

(I)    The Bank shall continue to maintain the following capital levels:

(a)          Tier I leverage ratio at least equal to eight percent (8%); and

(b)          Total risk-based capital ratio at least equal to twelve percent (12%). 1

(2)   The requirement in this Order to meet and maintain specific capital levels means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Parts 6 and 165, pursuant to 12 C.F.R.§ 6.4(c)(J)(v).

(3)    Within ninety (90) days from the date of this Order, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection, a revised Capital Plan that includes a capital distribution policy that permits the declaration or payment of a dividend or other capital distribution only:

(a)    when the Bank is in compliance with its approved Capital Plan and regulatory requirements, and would remain in compliance with its approved Capital Plan and regulatory capital requirements immediately following the declaration or payment of any dividend or capital distribution;

(b)    if the Bank has complied with the requirements of 12 C.F.R. § 5.55,including submission of any filing and receipt of any approval by the OCC, as required therein.

The Capital Plan shall continue to include:

[1] All terms used in subsections (a) and (b) of paragraph I of this Article are as reported on Schedule RC•R of the Bank’s Consolidated Report of Condition and Income in accordance with applicable instructions.

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(c) specific plans for the achievement and maintenance of adequate capital that may in no event be less than the requirements of paragraph (1) of this Article ;

(d) projections and capital requirements based upon an analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(e) projections of the sources and timing of additional capital to meet the Bank's current and future needs;

(f) identification of the primary sources from which the Bank will strengthen its capital structure to meet the Bank's needs; and

(g) contingency plans that identify alternative capital sources should the primary sources identified under paragraph (3) (f) of this Article be unavailable.

(4)   Immediately upon receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection to the revised Capital Plan, the Board shall adopt, implement, and ensure Bank adherence to the revised Capital Plan. Until the Bank has received the required written determination of no supervisory objection to the revised Capital Plan, the Board shall continue to implement and ensure adherence to its existing Capital Plan.

(5)   The Board shall continue to monitor and review the Capital Plan on at least a quarterly basis, or more frequently if necessary or if required by the Assistant Deputy Comptroller, and provide for appropriate and specific adjustments. Any revisions to the Capital Plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall promptly implement the proposed changes and thereafter ensure Bank adherence to the revised Capital Plan.

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 ARTICLE II

STRATEGIC PLAN

(1)   Within ninety (90) days from the date of this Order, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection, a revised Strategic Plan that includes an evaluation of when the sale, merger, or liquidation of the Bank may be in the best interests of the Bank and its shareholders. The evaluation shall identify parameters and triggers which shall cause the Board to market the Bank for sale or submit a plan for liquidation of the Bank to the OCC in the event the Bank fails to maintain the capital levels specified in paragraph (I) of Article I of this Order.

(2)   The Strategic Plan shall continue to cover at least a three year period and establish objectives and projections for the Bank's overall risk profile, earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development and market segments that the Bank intends to promote or develop, together with specific strategies to achieve those objectives and, at a minimum, continue to include:

(a) a statement of strategic goals and objectives for the Bank;

(b) detailed strategies designed to improve and sustain earnings based upon an assessment of the Bank's present and future operating environment, with express consideration for the Bank's operating expenses;

(c) an assessment of the Bank's present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established pursuant to paragraph (2)(a) of this Article;

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(d) an evaluation of the Bank's staffing needs, including the delineation and assignment of senior executive officer positions to qualified individuals with defined duties and lines of authority sufficient to cover the scope of duties traditionally assigned to a Chief Executive Officer, Senior Lending Officer, Chief Financial Officer, Chief Operating Officer, and Compliance Officer; and

(e) a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over a three-year period .

(3)    Immediately upon receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection to the revised Strategic Plan, the Board shall adopt, implement, and ensure Bank adherence to the revised Strategic Plan. Until the Bank has received the required written determination of no supervisory objection to the revised Strategic Plan, the Board shall continue to implement and ensure adherence to its existing Strategic Plan.

(4)   The Board shall continue to monitor and review the Bank's actual results against the projections of the Strategic Plan on at least a quarterly basis, or more frequently if necessary or if required by the Assistant Deputy Comptroller, and provide for appropriate and specific adjustments. The Board shall review and update the Bank's Strategic Plan at least annually, or more frequently if directed in writing to do so by the Assistant Deputy Comptroller or warranted under the circumstances. Any revisions to the Strategic Plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall promptly implement the proposed changes and thereafter ensure Bank adherence to the revised Strategic Plan.

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 ARTICLE III

QUARTERLY PROGRESS REPORTING

(I)   The Board shall be responsible for monitoring and coordinating the Bank's implementation and adherence to the provisions of this Order.

(2)   The Board shall receive, review, and submit quarterly progress reports to the Assistant Deputy Comptroller by mail or secured email, as requested by the Assistant Deputy Comptroller. Progress reports sent by mail shall be addressed to the Assistant Deputy Comptroller at the Chicago North Field Office, Two Century Centre, 1700 E. Golf Road, Suite 800, Schaumburg, IL 60173-5804. These reports shall set forth in detail:

(a)         actions taken to comply with each Article of this Order;

(b)         the results and status of those actions; and

(c)      a description of the actions needed to achieve full compliance with each Article of this Order.

(3)   The first progress report shall be submitted for the period ending December 31, 2015, and will be due to the Assistant Deputy Comptroller within forty-five (45) days of that date. Thereafter, progress reports will be due to the Assistant Deputy Comptroller within forty-five (45) days after the end of each calendar quarter.

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 ARTICLE IV

OTHER PROVISIONS

(I)     Although the Board is by this Order required to submit certain proposed actions, plans, and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)   It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)   Any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board. The Assistant Deputy Comptroller's decision regarding the request is final and not subject to further review.

(4)   The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative  whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller, through his authorized representative .

(5)   In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall :

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(a)       authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order, including ensuring that the Bank has necessary processes, personnel, and control systems;

(b)      require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)     follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)      require corrective action be taken in a timely manner of any non compliance with such actions.

(6)    Each law, regulation or guidance referenced in this Order includes any subsequent law, regulation, or guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(7)   This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities.

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(8)   The terms of this Order, including this Paragraph , are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the part ies, whether oral or written .

(9)   This Order replaces the 2012 Consent Order in its entirety and, therefore, the 2012 Consent Order (OCC Order No. 20 12-266) is hereby terminated upon execution of this Order. Provided however, no provision in this Order shall bar or otherwise limit any enforcement action the OCC may choose to initiate, in its discretion, against the Bank or its institution-affiliated parties for any failure to comply with the 2012 Consent Order while it was effective.

IT IS SO ORDERED, this 25th day of November, 2015.

/S/ Nathan E. Perry	Date November 25, 2015
Nathan E. Perry
Assistant Deputy Comptroller
Chicago North Field Office

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UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Ben Franklin Bank of Illinois	)	AA-CE-20 15-69
Arlington Heights, Illinois ----------------)

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC") intends to initiate cease and desist proceedings against Ben Franklin Bank of Illinois, Arlington Heights, Illinois ("Bank"), pursuant to 12 U.S.C. § 1818(b) through the issuance of a Notice of Charges, for unsafe or unsound banking practices related to the Bank's capital and strategic planning; and

WHEREAS, the Bank, in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated November 25th, 2015 ("Order"), by executing this Stipulation and Consent to the Issuance of a Consent Order ("Stipulation").

WHEREAS, the Order replaces in the entirety the consent order entered into by the Bank and the Comptroller on December 19,2012 (OCC Order No. 2012-266), which will be terminated upon execution of the Order.

NOW THEREFORE, in consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

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ARTICLE  I

JURISDICTION

(I)    The Bank is a federal savings association chartered and examined by the Comptroller pursuant to the Homeowner's Loan Act of 1933, as amended, 12 U.S.C. § 1461 et seq.

(2)   The Bank is a "savings association" within the meaning of 12 U.S.C. §§ 1813(b) and 1462(2). Accordingly, the Bank is an "insured depository institution" within the meaning of 12 U.S.C. §§ 1813(c) and 1818(b).

(3)   The Comptroller is "the appropriate Federal banking agency" regarding the Bank pursuant to 12 U.S.C. §§ I 813(q) and I 818(b).

ARTICLE II

AGREEMENT

(I)    The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller. The Bank further agrees that said Order shall be deemed an "order issued with the consent of the depository institution" as defined in 12 U.S.C. § I 818(h) (2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U .S.C. § 1818.

(2)   Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

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(3)   The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Order or execute the Order.

(4)   The Bank also expressly acknowledges that no officer or employee of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities, to a contract affecting the Comptroller's exercise of his supervisory responsibilities.

(5)   The terms and provisions of the Stipulation and the Order shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Stipulation or the Order, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Order.

 ARTICLEIII

WAIVERS

(I)    The Bank, by signing this Stipulation and Consent, hereby waives:

(a)         the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)         any and all procedural rights available in connection with the issuance of the Order;

(c)         all rights to seek any type of administrative or judicial review of the Order

(d)        all rights to a hearing and a final agency decision pursuant to 12 U .S.C. §§ 1818(b). (h) and 12 C.F.R. Part 109; and

(e)         any and all rights to challenge or contest the validity of the Order.

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 ARTICLE IV

OTHER ACTION

(I) The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

(2) If the Bank has not previously been designated as in ''troubled condition," this Order shall cause the Bank to be designated as in "troubled condition," as set forth in 12 C.F.R. § 5.51, unless otherwise informed in writing by the OCC.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/S/ Nathan E Perry	Date November 25, 2015
Nathan E. Perry
Assistant Deputy Comptroller
Chicago North Field Office

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Robert E. DeCelles	Date	11/25/15
Robert E. Decelles

/s/ Bernadine V. Dziedzic	Date	11/25/15
Bernadine V. Dziedzic

/s/ Steven Olson	Date	11/25/15
Steven Olson

/s/ Nicholas J. Raino	Date	11/25/15
Nicholas J. Raino

/s/ James M Reninger	Date	11/25/15
James M Reninger

/s/ C. Steven Sjogren	Date	11/25/15
C. Steven Sjogren

/s/ David R. Stafseth	Date	11/25/15
David R. Stafseth

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